Exhibit 99.1
Earnings Results & Supplemental Information
For the Three and Nine Months Ended September 30, 2026

The Macerich Company
Earnings Results & Supplemental Information
For the Three and Nine Months Ended September 30, 2026
Table of Contents
All information included in this supplemental financial package is unaudited, unless otherwise indicated.

The Macerich Company
Executive Summary
September 30, 2026
As a leading owner, operator and developer of high-quality retail real estate in densely populated and attractive U.S. markets, our portfolio is concentrated in California, the Pacific Northwest, Phoenix/Scottsdale, and the Metro New York to Washington, D.C.
corridor.  Developing and managing properties that serve as community cornerstones, we currently own approximately 39 million square feet of real estate, consisting primarily of interests in 36 regional retail centers, and one community/power shopping center.
We are firmly dedicated to driving long-term shareholder value and to advancing environmental goals, social good and sound corporate governance.
Results for the Quarter:
The net loss attributable to the Company was $16.7 million, or $0.06 per share-diluted, during the third quarter of 2026, compared to net loss attributable to the Company of $87.4 million, or $0.34 per share-diluted, for the quarter ended September 30, 2025.  The change in net loss between the third quarter of 2026 compared to the same period in 2025 is primarily due to the Company recognizing a gain on sale of assets in the third quarter of 2026.
Funds from Operations (“FFO”), as adjusted, was $109.1 million, or $0.37 per share-diluted, during the third quarter of 2026, compared to $96.2 million, or $0.36 per share-diluted, for FFO, as adjusted, for the quarter ended September 30, 2025.
Go-Forward Portfolio Centers net operating income (“NOI”), excluding lease termination income, increased 4.7% in the third quarter of
2026 compared to the third quarter of 2025.
Portfolio tenant sales per square foot for spaces less than 10,000 square feet for the twelve months ended September 30, 2026 were
$943 compared to $867 for the twelve months ended September 30, 2025 and $919 for the twelve months ended June 30, 2026. Go-
Forward Portfolio Centers sales per square foot for spaces less than 10,000 square feet for the twelve months ended September 30,
2026 were $972.
Leased portfolio occupancy as of September 30, 2026 was 94.9%, a 1.5% increase compared to the 93.4% occupancy rate at September
30, 2025 and a 0.9% increase compared to the 94.0% occupancy rate at June 30, 2026.  Go-Forward Portfolio Centers leased occupancy as of September 30, 2026 was 96.1%.
During the third quarter of 2026, we signed approximately 1.2 million square feet of leases on a comparable center basis, including a
16.9% year-over-year increase in new-store leased square footage.
New store leases are expected to produce total gross revenue of approximately $131 million at our share in excess of the revenue generated in 2024 from prior uses in those same spaces. This new store leasing pipeline represents a cumulative and incremental estimate and includes open stores, leases signed not open, and leases in documentation that will or have commenced from 2024 through 2028.

Management Commentary:
“The third quarter results continue to demonstrate the positive impact of new store openings. With the new leasing initiative largely completed, the results are now beginning to meaningfully show up in foot traffic, sales and NOI,” said Jack Hsieh, President and Chief
Executive Officer, Macerich. “Go-Forward Portfolio NOI grew 4.7%, our signed-not-open pipeline reached $131 million of the $140 million total opportunity and Go-Forward leased occupancy increased to 96.1%. Our leasing speedometer is at 91% and our store openings completion is at 62%, ahead of our 60% year-end target.”
“While our strategy is driving NOI and occupancy in the centers where we have elevated and transformed the tenant mix, we are also seeing traffic increases where we have opened new anchor tenants. Freehold Raceway Mall, Annapolis Mall and Crabtree Mall are all
seeing continued increases in the high-single-digit to mid-double-digit range since DICK’S House of Sport opened, while we’ve seen comparable increases from Level 99 at Tysons Corner Center and Seafood City at Chandler Fashion Center. These anchor openings and others planned through 2028 are catalysts in these wings to drive incremental foot traffic that we expect will result in more sales for the inline tenants, giving us demand tension for the next round of leases.”
“We are executing across multiple growth engines such as leasing, redevelopment and repositioning through the elevate and transform strategy as well as selective growth through acquisitions. Our acquisition pipeline continues to be robust, with both on- and off-market opportunities. The criteria remain the same: accretive to the Plan, located in strong trade areas with a clear catalyst to elevate and transform the assets all while remaining within our leverage targets. Having acquired two malls in the past year, we are under contract on our next off-market mall acquisition, which is subject to customary closing conditions, and is expected to close by year end."

The Macerich Company
Executive Summary
September 30, 2026
Balance Sheet:
During the third quarter of 2026, we were actively engaged in numerous transactions, including the following financing, capital raising, and disposition activity:
In August, we closed an offering of $775 million aggregate principal amount of 2.25% exchangeable senior notes due 2031. The offering was upsized and included the full exercise of the initial purchasers' option to purchase up to an additional $100 million aggregate principal amount of notes. The initial exchange price of $28.19 per share represented a premium of approximately 20%. In connection with the pricing of the notes, we used a portion of the net proceeds to enter into a capped call transaction, which included a cap price of approximately $34.06 per share, which represented a premium of approximately 45%. In September, we used a portion of the net proceeds from this upsized offering to repay the $370 million mortgage loan on Green Acres Mall that had an effective interest rate of
6.6% and a January 2028 maturity date.
In September, we closed on the sale of Pacific View for $69.7 million, including the assumption by the buyer of the $69.7 million loan on the property that had a May 2032 maturity date. We also completed land sales totaling approximately $3.9 million during the quarter.
Subsequent to quarter end, effective October 6, 2026, the $74.4 million loan at Fashion Outlets of Niagara Falls is in default. The
Company is in negotiations with the lender on the terms of this loan.
Subsequent to quarter end, effective November 2, 2026, the $325.0 million loan at Fresno Fashion Fair is in default. The Company is in negotiations with the lender on the terms of this loan.
Subsequent to quarter end, we closed on a $550 million acquisition revolving credit facility that is primarily available to finance acquisitions. As of the closing date, no amounts are outstanding under the facility and approximately $260 million is available to be borrowed based on the eligible collateral securing the facility. We anticipate in the future additional properties will be added to the facility borrowing base, as defined, that would allow us to borrow, if we choose to, up to $550 million. The acquisition revolving credit facility has a three-year term and bears interest at a rate of SOFR plus 200 basis points.
As of the date of this filing, we had approximately $2.2 billion of liquidity, including $900 million of available capacity on our revolving credit facility, $260 million of available capacity on our acquisition revolving credit facility and $372 million of unsettled forward equity.

Fiscal Year 2024 Guidance
Dividend:
On November 2, 2026, we announced a quarterly cash dividend of $0.17 per share of common stock. The dividend is payable on
December 28, 2026 to stockholders of record at the close of business on December 14, 2026.
Investor Conference Call:
We will provide an online Web simulcast and rebroadcast of our quarterly earnings conference call. The call will be available on The
Macerich Company’s website at www.macerich.com (Investors Section). The call begins on November 4, 2026 at 2:00 p.m. Pacific Time.
The call can be accessed live over the phone by dialing the following numbers: (833) 862-0076 (Toll Free) or (412) 564-6523
(International) and through a live webcast at https://edge.media-server.com/mmc/p/oh63omrq. An online replay can be accessed at
https://investing.macerich.com.
About Macerich and this Document:
The Company is a fully integrated, self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional retail centers throughout the United States.  The Company is the sole general partner of, and owns a majority of the ownership interests in, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and conducts all of its operations through the Operating Partnership and the Company’s management companies.
As of the date of this filing, the Operating Partnership owned or had an ownership interest in approximately 39 million square feet of gross leasable area (“GLA”) consisting primarily of interests in 36 regional retail centers, and one community/power shopping center.
These 37 centers are referred to hereinafter as the “Centers” unless the context requires otherwise. All references to the Company in this document include the Company, those entities owned or controlled by the Company and predecessors of the Company, unless the context indicates otherwise. The Company's "Go-Forward Portfolio Centers" represents the assets included in the go-forward portfolio as described in the Path Forward Plan, which can be found on the Company's website at https://investing.macerich.com/. The Go-
Forward Portfolio Centers are subject to change.

The Macerich Company
Executive Summary
September 30, 2026
Macerich uses, and intends to continue to use, its Investor Relations website, which can be found at https://investing.macerich.com/, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Additional information about Macerich can be found through social media platforms such as LinkedIn and Twitter.
The Company presents certain measures in this document on a pro rata basis, which represents (i) the measure on a consolidated basis, minus the Company’s partners’ share of the measure from its consolidated joint ventures (calculated based upon the partners’
percentage ownership interest); plus (ii) the Company’s share of the measure from its unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest).  Management believes that these measures provide useful information to investors regarding its financial condition and/or results of operations because they include the Company’s share of the applicable amount from unconsolidated joint ventures and exclude the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures, and the Company believes that presenting various measures in this manner can help investors better understand the Company’s financial condition and/or results of operations after taking into account its economic interest in these joint ventures. Management also uses these measures to evaluate regional property level performance and to make decisions about resource allocations.  The Company’s economic interest (as distinct from its legal ownership interest) in certain of its joint ventures could fluctuate from time to time and may not wholly align with its legal ownership interests because of provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses, payments of preferred returns and control over major decisions.  Additionally, the Company does not control its unconsolidated joint ventures and the presentation of certain items, such as assets, liabilities, revenues and expenses, from these unconsolidated joint ventures does not represent the Company’s legal claim to such items.
Note: This document contains statements that constitute forward-looking statements, which can be identified by the use of words, such as “will,” “expects,” “anticipates,” “assumes,” “believes,” “estimated,” “guidance,” “projects,” “scheduled” and similar expressions that do not relate to historical matters, and includes expectations regarding the Company’s future operational results, including the
Path Forward Plan and its ability to meet the established goals under such Plan, as well as development, redevelopment and expansion activities. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as global, national, regional and local economic and business conditions, including the impact of geopolitical tensions, tariffs, elevated interest rates and inflation, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, elevated interest rates and their impact on the financial condition and results of operations of the Company, including as a result of any increased borrowing costs on the Company's outstanding floating-rate debt and defaults on mortgage loans, availability, terms and cost of financing, and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment (including elevated inflation, supply chain disruptions and construction delays), acquisitions and dispositions; adverse impacts from any pandemic, epidemic or outbreak of any highly infectious disease on the U.S., regional and global economies and the financial condition and results of operations of the Company and its tenants; the liquidity of real estate investments; government shutdowns and other governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence, which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2025, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events unless required by law to do so.
(See attached tables)

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Results of Operations:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2026	2025	2026	2025
Revenues:
Leasing revenue	$239,929	$237,232	$699,347	$705,604
Other income	13,264	10,623	32,957	30,409
Management Companies' revenues	6,874	5,407	19,008	16,266
Total revenues	260,067	253,262	751,312	752,279
Expenses:
Shopping center and operating expenses	85,063	79,755	246,247	244,766
Management Companies' operating expenses	23,506	20,171	69,908	62,825
Leasing expenses	15,592	10,635	43,129	32,478
REIT general and administrative expenses	8,542	6,928	26,060	22,338
Depreciation and amortization	88,012	90,904	257,305	271,966
Interest expense	66,764	72,699	200,307	213,698
Loss on extinguishment of debt	10,368	—	10,368	—
Total expenses	297,847	281,092	853,324	848,071
Equity in income (loss) of unconsolidated joint ventures	7,013	9,759	(8,090)	8,485
Income tax (expense) benefit	(80)	710	2,066	1,720
Gain (loss) on sale or write down of assets, net	14,710	(72,634)	28,153	(97,106)
Net loss	(16,137)	(89,995)	(79,883)	(182,693)
Less net income (loss) attributable to noncontrolling interests	597	(2,635)	272	(4,304)
Net loss attributable to the Company	$(16,734)	$(87,360)	$(80,155)	$(178,389)

Weighted average number of shares outstanding - basic	284,079	254,130	272,037	253,407
Weighted average shares outstanding - Funds From Operations ("FFO") - diluted (a)	296,249	264,845	283,556	264,224
Earnings per share ("EPS") - basic and diluted	$(0.06)	$(0.34)	$(0.30)	$(0.71)
Dividend paid per share	$0.17	$0.17	$0.51	$0.51
FFO - basic and diluted (a) (b)	$87,000	$88,591	$253,730	$253,541
FFO, as adjusted - basic and diluted (a) (b)	$109,071	$96,163	$301,904	$274,640
FFO per share - basic and diluted (a) (b)	$0.29	$0.33	$0.89	$0.96
FFO per share, as adjusted - diluted (a) (b)	$0.37	$0.36	$1.06	$1.04

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(a)The Operating Partnership has operating partnership units ("OP Units"). OP Units can be converted into shares of Company common stock. Conversion of the OP
Units not owned by the Company has been assumed for purposes of calculating FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO-diluted includes the effect of share and unit-based compensation plans and the impact of the June 2026 forward public offering using the treasury stock method. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation.
(b)The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles ("GAAP") measures. The National Association of Real Estate Investment Trusts
("Nareit") defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization, impairment write-downs of real estate and write-downs of investments in an affiliate where the write-downs have been driven by a decrease in the value of real estate held by the affiliate and after adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis.
The Company also presents FFO, as adjusted. The Company calculates FFO, as adjusted, by excluding the impact of properties in receivership, default interest expense,  gain or loss on non-real estate investments and gain or loss on extinguishment of debt.

FFO and FFO on a diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes that such a presentation also provides investors with a more meaningful measure of its operating results in comparison to the operating results of other REITs. In addition, the Company believes that FFO, as adjusted, which excludes the impact associated with properties in receivership, default interest expense, impact of non-cash changes in the market value of non-real estate investments and loss on extinguishment of debt provides useful supplemental information regarding the Company's performance as it shows a more meaningful and consistent comparison of the Company's operating performance and allows investors to more easily compare the Company's results. Santa Monica Place has been under control of a court-appointed receiver since March 18, 2025 and the Company has excluded the FFO impact from this property for all periods presented. Effective (i) April 9, 2024, default interest expense has been accrued on the non-recourse loan on Santa Monica Place; (ii) November 6, 2025 through February 5, 2026, default interest expense was incurred on the non-recourse loan at South Plains Mall; and  (iii) February 6, 2026, default interest expense has been accrued on the non-recourse loan at Twenty Ninth
Street. The Company is required under GAAP to accrue default interest expense, which is expected to be reversed or paid, once a loan is modified or once title to the mortgaged loan collateral is transferred. The Company believes that default interest on non-recourse loans, and any related reversal thereof should be excluded. The Company holds certain non-real estate investments that are subject to mark to market changes every quarter. These investments are not core to the
Company's business, and the changes to market value and the related gain or loss are entirely non-cash in nature. As a result, the Company believes that the gain or loss on non-real estate investments should be excluded.

The Company further believes that FFO and FFO, as adjusted, does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income (loss) as defined by GAAP, and is not indicative of cash available to fund all cash flow needs. The Company also cautions that FFO and FFO, as adjusted, as presented, may not be comparable to similarly titled measures reported by other REITs.

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Reconciliation of Net loss attributable to the Company to FFO attributable to common stockholders and unit holders, as adjusted -
basic and diluted (b):

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	Unaudited			Unaudited
	2026		2025	2026	2025
Net loss attributable to the Company	$(16,734)		($87,360)	($80,155)	($178,389)
Adjustments to reconcile net loss attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted:
Noncontrolling interests in the OP	(635)		(3,695)	(3,340)	(7,609)
(Gain) loss on sale or write down of consolidated assets, net	(14,710)		72,634	(28,153)	97,106
Add: Gain on undepreciated asset sales from consolidated assets	3,110		1,229	13,154	2,309
Noncontrolling interests share of loss on sale or write-down of consolidated joint ventures, net	(8)		—	(25)	—
Loss (gain) on sale or write down of assets from unconsolidated joint ventures (pro rata), net	499		(11,939)	13,602	(9,880)
Add: Loss on undepreciated asset sales from unconsolidated joint ventures (pro rata)	—		—	—	(291)
Depreciation and amortization on consolidated assets	88,012		90,904	257,305	271,966
Less: depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(583)		(577)	(1,721)	(1,711)
Depreciation and amortization on unconsolidated joint ventures (pro rata)	29,583		28,858	87,461	85,377
Less: depreciation on personal property	(1,534)		(1,463)	(4,398)	(5,337)
FFO attributable to common stockholders and unit holders - basic and diluted	87,000		88,591	253,730	253,541
Adjustments:
Default interest expense	3,849		3,067	11,804	9,100
Loss on non-real estate investments	706	3	1,741	8,265	5,424
Property in receivership	7,148	2	2,764	17,737	6,575
Loss on extinguishment of debt	10,368		—	10,368	—
FFO attributable to common stockholders and unit holders, as adjusted- basic and diluted	$109,071		$96,163	$301,904	$274,640
Reconciliation of EPS to FFO per share, as adjusted—diluted (b):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2026	2025	2026	2025
EPS - diluted	$(0.06)	$(0.34)	$(0.30)	$(0.71)
Per share impact of depreciation and amortization of real estate	0.39	0.44	1.20	1.33
Per share impact of (gain) loss on sale or write down of assets, net	(0.04)	0.23	(0.01)	0.34
FFO per share - basic and diluted	0.29	0.33	0.89	0.96
Adjustments:
Per share impact of default interest expense	0.01	0.01	0.04	0.03
Per share impact of loss on non-real estate investments	—	0.01	0.03	0.02
Per share impact of property in receivership	0.03	0.01	0.06	0.03
Per share impact of loss on extinguishment of debt	0.04	—	0.04	—
FFO per share, as adjusted - diluted	$0.37	$0.36	$1.06	$1.04

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Reconciliation of Net loss attributable to the Company to Adjusted EBITDA, to Net Operating Income ("NOI") and to NOI - Go-
Forward Portfolio Centers:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2026	2025	2026	2025
Net loss attributable to the Company	$(16,734)	$(87,360)	($80,155)	($178,389)
Interest expense - consolidated assets	66,764	72,699	200,307	213,698
Interest expense - unconsolidated joint ventures (pro rata)	20,782	20,312	61,287	63,193
Depreciation and amortization - consolidated assets	88,012	90,904	257,305	271,966
Depreciation and amortization - unconsolidated joint ventures (pro rata)	29,583	28,858	87,461	85,377
Noncontrolling interests in the OP	(635)	(3,695)	(3,340)	(7,609)
Less: Interest expense and depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(948)	(937)	(2,833)	(2,790)
Loss on extinguishment of debt	10,368	—	10,368	—
(Gain) loss on sale or write down of assets, net - consolidated assets	(14,710)	72,634	(28,153)	97,106
Loss (gain) on sale or write down of assets, net - unconsolidated joint ventures (pro rata)	499	(11,939)	13,602	(9,880)
Noncontrolling interests share of loss on sale or write-down of consolidated joint ventures, net	(8)	—	(25)	—
Income tax expense (benefit)	80	(710)	(2,066)	(1,720)
Distributions on preferred units	87	87	261	261
Adjusted EBITDA (a)	183,140	180,853	514,019	531,213
REIT general and administrative expenses	8,542	6,928	26,060	22,338
Management Companies' revenues	(6,874)	(5,407)	(19,008)	(16,266)
Management Companies' operating expenses	23,506	20,171	69,908	62,825
Leasing expenses, including joint ventures at pro rata	16,242	11,209	45,204	34,595
Corporate and other (income) expenses (b)	(8,041)	(1,021)	(9,825)	(9,919)
Straight-line and above/below market adjustments	(6,685)	(3,714)	(13,910)	(7,879)
NOI - All Centers	209,830	209,019	612,448	616,907
NOI of non-Go-Forward Portfolio Centers (c)	(16,463)	(22,747)	(60,905)	(76,389)
NOI - Go-Forward Portfolio Centers (c)	193,367	186,272	551,543	540,518
Lease termination income of Go-Forward Portfolio Centers	(375)	(1,922)	(1,027)	(7,453)
NOI - Go-Forward Portfolio Centers, excluding lease termination income (c)	$192,992	$184,350	$550,516	$533,065
NOI - Go-Forward Portfolio Centers percentage change, including lease termination income (c)	3.8%		2.0%
NOI - Go-Forward Portfolio Centers percentage change, excluding lease termination income (c)	4.7%		3.3%
(a) Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization, noncontrolling interests in the OP, extraordinary items, loss
(gain) on remeasurement, sale or write down of assets, loss (gain) on extinguishment of debt, and preferred dividends and includes joint ventures at their pro rata share. Management considers Adjusted EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. The Company believes that Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with
GAAP), or as a measure of liquidity. The Company also cautions that Adjusted EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.
(b)    Includes (income) expense components excluded from NOI - All Centers, including legal claims settlement income, interest income, non-real estate investments, and other assets.
(c)    NOI - Go-Forward Portfolio Centers represents the NOI from the Go-Forward Portfolio Centers as defined on page 23 (See note (c) of the Company's Property
Listing Table), excluding Annapolis Mall  for purposes of this calculation, as this property was acquired April 30, 2026 and was not held for the entirety of the comparable periods. For purposes of this calculation, Crabtree Mall is included in the Go-Forward Portfolio Centers beginning in the quarter for the three months ended September 30, 2026 and 2025. The Company believes that only showing the results of the Go-Forward Portfolio Centers better reflects the ongoing operating performance of the Company. Go-Forward Portfolio NOI is calculated using total Adjusted EBITDA and eliminating the impact of the Management
Companies' revenues and operating expenses, leasing expenses (including joint ventures at prorata), the Company's REIT general and administrative expenses, corporate and other income and expenses and the straight-line and above/below market adjustments and subtracting out NOI from non-Go-Forward Centers.
The Company also presents NOI - Go-Forward Portfolio Centers, excluding lease termination income, as the Company believes that it is useful for investors to evaluate operating performance without the impact of lease termination income. For purposes of this calculation, the non-Go-Forward Portfolio Centers include
Annapolis Mall.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Information and Market Capitalization

		Period Ended
	9/30/2026	12/31/2025	12/31/2024
	(dollars in thousands, except per share data)
Closing common stock price per share	$22.36	$18.46	$19.92
52 week high	$26.68	$21.12	$22.27
52 week low	$16.03	$12.48	$12.99
Shares outstanding at end of period
Class A non participating convertible preferred units	99,565	99,565	99,565
Common shares and partnership units	295,379,548	268,604,506	263,739,694
Total common and equivalent shares/units outstanding	295,479,113	268,704,071	263,839,259
Portfolio capitalization data
Total portfolio debt, including joint ventures at pro rata	$6,662,058	$6,590,774	$6,647,576
Equity market capitalization	6,606,913	4,960,277	5,255,678
Total market capitalization	$13,268,971	$11,551,051	$11,903,254
Debt as a percentage of total market capitalization	50.2%	57.1%	55.9%

Portfolio Capitalization at September 30, 2026

Common Equity
49.8%
Floating
Rate
Debt
3.5%
Fixed Rate Debt
46.7%

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Changes in Total Common and Equivalent Shares/Units

	Partnership Units	Company Common Shares	Class A Non-Participating Convertible Preferred Units	Total Common and Equivalent Shares/ Units
Balance as of December 31, 2025	11,613,593	256,990,913	99,565	268,704,071
Conversion of partnership units to cash	(44,096)	—	—	(44,096)
Conversion of partnership units to common shares	(286,338)	286,338	—	—
Issuance of shares from at-the-market ("ATM") program	—	3,252,163	—	3,252,163
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	22,655	103,482	—	126,137
Balance as of March 31, 2026	11,305,814	260,632,896	99,565	272,038,275
Conversion of partnership units to common shares	(9,500)	9,500	—	—
Issuance of shares from ATM program	—	1,205,039	—	1,205,039
Issuance of shares from equity offering	—	22,080,000	—	22,080,000
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	—	148,825	—	148,825
Balance as of June 30, 2026(a)	11,296,314	284,076,260	99,565	295,472,139
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	—	6,974	—	6,974
Balance as of September 30, 2026(a)	11,296,314	284,083,234	99,565	295,479,113
(a) This excludes the 16.1 million shares relating to the June 2026 forward public offering which will be settled at a future date.

THE MACERICH COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended September 30,	For the Nine Months Ended September 30,
	2026	2026
Revenues:
Leasing revenue	$239,929	$699,347
Other income	13,264	32,957
Management Companies' revenues	6,874	19,008
Total revenues	260,067	751,312
Expenses:
Shopping center and operating expenses	85,063	246,247
Management Companies' operating expenses	23,506	69,908
Leasing expenses	15,592	43,129
REIT general and administrative expenses	8,542	26,060
Depreciation and amortization	88,012	257,305
Interest expense	66,764	200,307
Loss on extinguishment of debt	10,368	10,368
Total expenses	297,847	853,324
Equity in gain (loss) of unconsolidated joint ventures	7,013	(8,090)
Income tax (expense) benefit	(80)	2,066
Gain on sale or write down of assets, net	14,710	28,153
Net loss	(16,137)	(79,883)
Less net income attributable to noncontrolling interests	597	272
Net loss attributable to the Company	$(16,734)	$(80,155)

THE MACERICH COMPANY
CONSOLIDATED BALANCE SHEET (UNAUDITED)
As of September 30, 2026
(Dollars in thousands)

ASSETS:
Property, net (a)	$6,855,756
Cash and cash equivalents	560,767
Restricted cash	62,378
Tenant and other receivables, net	129,602
Right-of-use assets, net	101,540
Deferred charges and other assets, net	345,977
Due from affiliates	4,047
Investments in unconsolidated joint ventures	705,571
Total assets	$8,765,638

LIABILITIES AND EQUITY:
Mortgage notes payable	$4,409,716
Bank and other notes payable	758,173
Accounts payable and accrued expenses	152,229
Lease liabilities	61,422
Other accrued liabilities	386,708
Distributions in excess of investments in unconsolidated joint ventures	197,247
Total liabilities	5,965,495
Commitments and contingencies
Equity:
Stockholders' equity:
Common stock	2,841
Additional paid-in capital	6,719,380
Accumulated deficit	(3,998,740)
Accumulated other comprehensive loss	(3)
Total stockholders' equity	2,723,478
Noncontrolling interests	76,665
Total equity	2,800,143
Total liabilities and equity	$8,765,638
(a)Includes construction in progress of $334,041 for September 30, 2026.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	For the Three Months Ended September 30, 2026		For the Nine Months Ended September 30, 2026
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures (b)	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures (b)
Revenues:
Leasing revenue	$(1,670)	$78,440	$(4,490)	$225,526
Other income	(905)	6,075	(2,949)	5,246
Total revenues	(2,575)	84,515	(7,439)	230,772
Expenses:
Shopping center and operating expenses	(377)	25,979	(927)	74,397
Leasing expense	(10)	659	(42)	2,115
Depreciation and amortization	(583)	29,583	(1,721)	87,461
Interest expense	(365)	20,782	(1,112)	61,287
Total expenses	(1,335)	77,003	(3,802)	225,260
Equity in (income) loss of unconsolidated joint ventures	—	(7,013)	—	8,090
Loss on sale or write down of assets, net	8	(499)	25	(13,602)
Net income	(1,232)	—	(3,612)	—
Less net income attributable to noncontrolling interests	(1,232)	—	(3,612)	—
Net income attributable to the Company	$—	$—	$—	$—
(a)Represents the Company’s partners’ share of consolidated joint ventures.
(b)For the three and nine months ended September 30, 2026, other income includes $2.5 million and $5.3 million, respectively, of legal claims settlement income, net. Additionally, for the three and nine months ended September 30, 2026, other income includes a reduction of $0.9 million and $11.0 million, respectively, which adjusted to market the Company's share of non-real estate investments.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	As of September 30, 2026
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
ASSETS:
Property, net (b)	$(18,326)	$1,973,407
Cash and cash equivalents	(1,171)	69,349
Restricted cash	(237)	5,089
Tenant and other receivables, net	(55)	59,573
Right-of-use assets, net	—	64,614
Deferred charges and other assets, net	(694)	35,493
Due from affiliates	35	(2,107)
Investments in unconsolidated joint ventures, at equity	—	(705,571)
Total assets	$(20,448)	$1,499,847

LIABILITIES AND EQUITY:
Mortgage notes payable	$(33,096)	$1,527,265
Accounts payable and accrued expenses	(342)	31,285
Lease liabilities	—	61,670
Other accrued liabilities	(18,515)	76,874
Distributions in excess of investments in unconsolidated joint ventures	—	(197,247)
Total liabilities	(51,953)	1,499,847
Equity:
Stockholders' equity	—	—
Noncontrolling interests	31,505	—
Total equity	31,505	—
Total liabilities and equity	$(20,448)	$1,499,847
(a)Represents the Company's partners' share of consolidated joint ventures.
(b)This includes $50 of construction in progress relating to the Company's partners' share from consolidated joint ventures and $160,299 of construction in progress relating to the Company's share from unconsolidated joint ventures.

THE MACERICH COMPANY
NON GAAP PRO RATA SCHEDULE OF LEASING REVENUE (unaudited)
(Dollars in thousands)

	For the Three Months Ended September 30, 2026
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents (b)	$159,268	$(1,315)	$157,953	$53,863	$211,816
Percentage rents	8,335	(18)	8,317	3,695	12,012
Tenant recoveries	68,520	(352)	68,168	18,905	87,073
Other	6,021	(25)	5,996	1,878	7,874
Bad debt expense	(2,215)	40	(2,175)	99	(2,076)
Total leasing revenue	$239,929	$(1,670)	$238,259	$78,440	$316,699

	For the Nine Months Ended September 30, 2026
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents (b)	$463,973	$(3,373)	$460,600	$156,710	$617,310
Percentage rents	18,002	(57)	17,945	7,126	25,071
Tenant recoveries	204,311	(1,022)	203,289	56,168	259,457
Other	18,409	(80)	18,329	5,666	23,995
Bad debt expense	(5,348)	42	(5,306)	(144)	(5,450)
Total leasing revenue	$699,347	$(4,490)	$694,857	$225,526	$920,383

(a)Represents the Company’s partners’ share of consolidated joint ventures.
(b)Includes lease termination income, straight-line rental income and above/below market adjustments to minimum rents.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Supplemental FFO Information(a)
(Dollars in millions)

	As of September 30,
	2026	2025

Straight-line rent receivable	$145.7	$134.2

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Lease termination income (b)	$0.4	$2.0	$1.1	$7.8
Straight-line rental income (b)	$5.2	$2.8	$10.3	$3.6
Business development and parking income (c)	$13.8	$14.2	$41.0	$42.1
Gain on sales or write down of undepreciated assets	$3.1	$1.2	$13.2	$2.0
Amortization of acquired above and below-market leases, net revenue (b)	$1.5	$0.9	$3.6	$4.3
Amortization of debt discounts, net (d)	$(4.2)	$(7.5)	$(12.5)	$(25.8)
Bad debt expense (b)	$2.1	$0.9	$5.5	$3.7
Leasing expense	$16.2	$11.2	$45.2	$34.6
Interest capitalized (d)	$5.2	$5.4	$15.9	$18.0
Employee severance costs (e)	$—	$0.3	$0.6	$2.4
Legal claims settlement income (expense), net (f)	$2.5	$(1.4)	$5.3	$3.9
(a)All joint venture amounts included at pro rata.
(b)Included in leasing revenue.
(c)Included in leasing revenue and other income.
(d)Included in interest expense.
(e)Included in management companies' operating expenses.
(f)Included in other income.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Expenditures(a)
(Dollars in millions)

	For the Nine Months Ended September 30,		For the Twelve Months Ended December 31,
	2026	2025	2025	2024
Consolidated Centers
Acquisitions of property (b)	$272.0	$290.0	$290.0	$170.8
Property improvements	26.5	15.8	34.6	43.3
Development, redevelopment, expansions and renovations of Centers	123.4	74.8	100.2	104.5
Tenant allowances	38.8	19.4	31.4	20.6
Deferred leasing charges	6.1	3.3	5.5	4.4
Total	$466.8	$403.3	$461.7	$343.6
Unconsolidated Joint Venture Centers
Property improvements	$6.3	$5.0	$9.3	$14.4
Development, redevelopment, expansions and renovations of Centers	70.4	52.8	77.7	39.8
Tenant allowances	17.2	11.6	14.3	21.0
Deferred leasing charges	4.3	2.9	3.6	5.6
Total	$98.2	$72.3	$104.9	$80.8

(a)All joint venture amounts at pro rata.
(b)Breakdown of acquisitions of property:

	Acquisition Date		For the Nine Months Ended September 30,		For the Twelve Months Ended December 31,
			2026	2025	2025	2024

Acquisition of Annapolis Mall	4-30-2026	(c)	$272.0	$—	$—	$—
Acquisition of Crabtree Mall	6-23-2025	(c)	—	290.00	290.0	—
Acquisition of the Company's joint venture partner's 40% interest in Lakewood Center, Los Cerritos Center and Washington Square	10-24-2024		—	—	—	129.0
Acquisition of former Sears parcel at Inland Center	5-17-2024		—	—	—	5.4
Acquisition of the Company's joint venture partner's 40% interest in Arrowhead Towne Center and South Plains Mall	5-14-2024		—	—	—	36.4
Total			$272.0	$290.0	$290.0	$170.8
(c) This represents the gross purchase price excluding closing adjustments and other related transaction costs.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Asset Dispositions / Loan Give-Backs
(Dollars in millions)
The following is a summary of the Company’s Asset Dispositions and Loan Givebacks for the nine months ended September 30, 2026, and for the twelve months ended December 31, 2025 and 2024:

Property/Location	Disposition Date		Gross Sale Price (at 100%)	Gross Sale Price (at Company's Share)	Reduction of Debt (at Company's Share)

I. Asset Dispositions
Pacific View, Ventura, California	09-17-2026		$69.7	$69.7	$69.7
West Acres, Fargo, North Dakota	06-18-2026	(a)	14.3	14.3	12.9
Outparcel at Fashion Outlets of Chicago, Rosemont, Illinois	04-14-2026		0.8	0.8	—
Former department store parcel at Freehold Raceway Mall, Freehold, New Jersey	02-02-2026		1.5	1.5	—
Washington Square Too Retail Strip Center, Portland, Oregon	12-19-2025		25.8	25.8	—
Outparcel at Washington Square, Portland, Oregon	12-10-2025		5.4	5.4	—
Outparcel at Los Cerritos Center, Cerritos, California	11-17-2025		5.0	5.0	4.5
Valley Mall, Harrisonburg, Virginia	08-20-2025		22.1	22.1	—
Lakewood Center, Lakewood, California	08-18-2025		332.1	332.1	317.1
Atlas Park, The Shops at, Queens, New York	07-30-2025		72.0	36.0	32.5
Paradise Valley Mall, Phoenix, Arizona	06-30-2025	(b)	5.5	5.5	3.1
1010-1016 Market Street parcels at Fashion District Philadelphia, Philadelphia, Pennsylvania	06-30-2025		10.8	10.8	—
Former department store parcel at Washington Square, Petaluma, California	06-11-2025		2.6	2.6	—
Paradise Valley Office Park, Phoenix, Arizona	05-28-2025		6.2	6.2	—
SouthPark Mall, Moline, Illinois	04-30-2025		10.5	10.5	—
Various parcels at Santan Adjacent, Gilbert, Arizona	04-28-2025		24.5	24.5	—
Portillo's parcel at Santan Adjacent, Gilbert, Arizona	04-16-2025		3.0	3.0	—
Wilton Mall, Saratoga Springs, New York	03-27-2025		24.8	24.8	—
The Oaks, Thousand Oaks, California	12-10-2024		157.0	157.0	147.8
Southridge Mall, Des Moines, Iowa	11-25-2024		4.0	4.0	—
Biltmore Fashion Park, Phoenix, Arizona	07-31-2024	(c)	110.0	110.0	—
Former department store parcel at Valle Vista Mall, Harlingen, Texas	06-28-2024		7.1	7.1	—
Country Club Plaza, Kansas City, Missouri	06-28-2024	(d)	175.6	147.7	147.7
Subtotal			$1,090.3	$1,026.4	$735.3

Various land parcels (undepreciated asset sales), including separate transactions with certain joint venture partners:
For the nine months ended September 30, 2026	2026	(e)	$16.9	$16.9	$—
For the twelve months ending December 31, 2025	2025	(e)	38.1	19.5	—
For the twelve months ending December 31, 2024	2024	(e)	36.3	6.3	—
Subtotal			91.3	42.7	$—

Total - Asset Dispositions			$1,181.6	$1,069.1	$735.3

II. Loan Give-Backs
Santa Monica Place, Santa Monica, California	Pending	(f)	$300.0	$300.0	$300.0

Total - Loan Give-Backs			$300.0	$300.0	$300.0

Grand Total - Asset Dispositions/Loan Give-Backs (g)			$1,481.6	$1,369.1	$1,035.3

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Asset Dispositions / Loan Give-Backs
(Dollars in millions)
(a)The Company sold its 19% joint venture partnership interest in the property for $1.4 million, and the buyer's assumption of $12.9 million of the Company's share of debt.
(b)The Company sold its 5% joint venture partnership interest in the property.
(c)The Company sold its 50% joint venture partnership interest in the property.
(d)The total sales price for Country Club Plaza was $175.6 million. Concurrent with the sale, the remaining amount owed by the joint venture under the $295.5 million loan ($147.7 million at the Company's share) was forgiven by the lender.
(e)These represent sales of undepreciated assets and the Company includes any gains or losses from these transactions in FFO.
(f)For purposes of this schedule, the Company has included Santa Monica Place. The Company has completed transition of the property to a receiver but is still the owner of record.
(g)For purposes of this schedule, the Company aggregated asset dispositions and loan give-backs.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Operational Data

	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers	Total Go-Forward Portfolio Centers
Sales Per Square Foot (a)
9/30/2026	$826	$1,228	$943	$972
9/30/2025	$787	$1,049	$867	$905
12/31/2025	$795	$1,073	$881	$921

Portfolio Occupancy (b)
9/30/2026	94.1%	96.4%	94.9%	96.1%
9/30/2025	92.4%	95.2%	93.4%	94.3%
12/31/2025	93.5%	94.9%	94.0%	94.9%

Average Base Rents (c)
9/30/2026	$67.14	$85.83	$70.73	$72.15
9/30/2025	$67.24	$79.32	$69.64	$71.65
12/31/2025	$66.92	$79.47	$69.47	$71.31

Cost of Occupancy
9/30/2026
Minimum rents	7.9%	6.9%	7.5%	7.6%
Percentage rents	0.6%	0.8%	0.7%	0.7%
Expense recoveries (d)	3.1%	3.0%	3.0%	3.0%
Total	11.6%	10.7%	11.2%	11.3%
12/31/2025
Minimum rents	8.1%	7.4%	7.8%	7.9%
Percentage rents	0.6%	0.9%	0.7%	0.7%
Expense recoveries (d)	3.1%	3.3%	3.2%	3.2%
Total	11.8%	11.6%	11.7%	11.8%
(a)Sales are based on reports by retailers leasing mall and freestanding stores for the trailing 12 months for tenants that have occupied such stores for a minimum of
12 months. Sales per square foot are based on tenants 10,000 square feet and under for retail Centers. Sales per square foot excludes Community Centers and
Santa Monica Place.
(b)Portfolio Occupancy is the percentage of mall and freestanding GLA leased as of the last day of the reporting period. Portfolio Occupancy excludes Community
Centers, Santa Monica Place, and spaces under redevelopment.
(c)Average base rent per square foot is based on spaces 10,000 square feet and under, excluding Santa Monica Place. All joint venture amounts are included at pro rata.
Average base rent per square foot gives effect to the terms of each lease in effect, as of the applicable date, including any concessions, abatements and other adjustments or allowances that have been granted to the tenants.
(d)Represents real estate tax and common area maintenance charges.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Percentage of Go-Forward Portfolio Centers Pro Rata Net Operating Income by State

State	% of Go-Forward Portfolio Centers Pro Rata Real Estate NOI (a)
California	21.5%
Arizona	21.2%
New York	16.9%
Pennsylvania, Virginia & North Carolina	14.1%
New Jersey & Connecticut	8.9%
Colorado & Illinois	6.8%
Oregon	6.7%
Other (b)	3.9%
Total	100.0%
(a)The percentage of Go-Forward Portfolio Centers trailing twelve months ending September 30, 2026 Pro Rata Real Estate NOI excludes Annapolis Mall, and straight-line and above/below market adjustments to minimum rents. Pro Rata Real Estate NOI also excludes REIT general and administrative expenses, management company revenues, management company expenses and leasing expenses (including joint ventures at pro rata).
(b)“Other” includes Indiana, Iowa and Texas.

The Macerich Company
Property Listing
As of September 30, 2026
The following table sets forth certain information regarding the Centers and other locations that are wholly owned or partly owned by the Company as of September 30, 2026.

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/ Renovation	Total GLA(b)
	CONSOLIDATED CENTERS:
1	100%	Annapolis Mall(c) Annapolis, Maryland	1980/2026	ongoing	1,438,000
2	100%	Arrowhead Towne Center(c) Glendale, Arizona	1993/2002	2015	1,077,000
3	100%	Crabtree Mall(c) Raleigh, North Carolina	1972/2025	ongoing	1,315,000
4	100%	Danbury Fair Mall(c) Danbury, Connecticut	1986/2005	2016	1,272,000
5	100%	Desert Sky Mall(c) Phoenix, Arizona	1981/2002	2007	638,000
6	100%	Eastland Mall(c)(d) Evansville, Indiana	1978/1998	1996	1,013,000
7	100%	Fashion District Philadelphia(c) Philadelphia, Pennsylvania	1977/2014	2019	742,000
8	100%	Fashion Outlets of Chicago(c) Rosemont, Illinois	2013/—	—	528,000
9	100%	Fashion Outlets of Niagara Falls USA Niagara Falls, New York	1982/2011	2014	685,000
10	100%	Freehold Raceway Mall(c) Freehold, New Jersey	1990/2005	2007	1,669,000
11	100%	Fresno Fashion Fair(c) Fresno, California	1970/1996	2006	969,000
12	100%	Green Acres Mall(c)(d) Valley Stream, New York	1956/2013	ongoing	1,875,000
13	100%	Inland Center(c) San Bernardino, California	1966/2004	2016	894,000
14	100%	Kings Plaza Shopping Center(c)(d) Brooklyn, New York	1971/2012	2018	1,135,000
15	100%	La Cumbre Plaza(d) Santa Barbara, California	1967/2004	1989	325,000
16	100%	Los Cerritos Center(c) Cerritos, California	1971/1999	2016	1,149,000
17	100%	NorthPark Mall(c) Davenport, Iowa	1973/1998	2001	865,000
18	100%	Queens Center(c)(d) Queens, New York	1973/1995	2004	964,000
19	100%	Santa Monica Place(e) Santa Monica, California	1980/1999	ongoing	357,000
20	85%	SanTan Village Regional Center(c) Gilbert, Arizona	2007/—	2018	1,183,000
21	100.0%	South Plains Mall(c) Lubbock, Texas	1972/1998	2017	1,313,000
22	100%	Stonewood Center(c)(d) Downey, California	1953/1997	1991	928,000
23	100%	Superstition Springs Center(c) Mesa, Arizona	1990/2002	2002	793,000

The Macerich Company
Property Listing
As of September 30, 2026

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/ Renovation	Total GLA(b)
24	100%	Valley River Center(c) Eugene, Oregon	1969/2006	2007	812,000
25	100%	Victor Valley, Mall of(c) Victorville, California	1986/2004	2012	576,000
26	100%	Vintage Faire Mall(c) Modesto, California	1977/1996	2020	1,099,000
27	100%	Washington Square(c) Portland, Oregon	1974/1999	2005	1,125,000
		Total Consolidated Centers			26,739,000
UNCONSOLIDATED JOINT VENTURE CENTERS:
28	50%	Broadway Plaza(c) Walnut Creek, California	1951/1985	2016	994,000
29	50.1%	Chandler Fashion Center(c) Chandler, Arizona	2001/2002	2023	1,413,000
30	50.1%	Corte Madera, The Village at(c) Corte Madera, California	1985/1998	2020	503,000
31	51%	Deptford Mall(c) Deptford, New Jersey	1975/2006	2020	1,040,000
32	51%	Flatiron Crossing(c) Broomfield, Colorado	2000/2002	ongoing	1,392,000
33	50%	Kierland Commons(c) Phoenix, Arizona	1999/2005	2003	440,000
34	50%	Scottsdale Fashion Square(c) Scottsdale, Arizona	1961/2002	ongoing	1,862,000
35	51%	Twenty Ninth Street(d) Boulder, Colorado	1963/1979	2007	685,000
36	50%	Tysons Corner Center(c) Tysons Corner, Virginia	1968/2005	2014	1,920,000
		Total Unconsolidated Joint Venture Centers			10,249,000
		Total Retail Centers			36,988,000
COMMUNITY / POWER CENTER:
1	50%	Boulevard Shops(f) Chandler, Arizona	2001/2002	2004	205,000
		Total Community / Power Center			205,000
OTHER ASSETS:
	100%	Various(g)	—	—	83,000
	50%	Scottsdale Fashion Square-Office(c)(f) Scottsdale, Arizona	1984/2002	2016	124,000
	50%	Scottsdale Fashion Square-Caesars Republic Hotel(c)(f) Scottsdale, Arizona	2024	2024	245,000
	50%	Tysons Corner Center-Office(c)(f) Tysons Corner, Virginia	1999/2005	2012	171,000
	50%	Hyatt Regency Tysons Corner Center(c)(f) Tysons Corner, Virginia	2015	2015	290,000
	50%	Tysons Tower(c)(f) Tysons Corner, Virginia	2014	2014	547,000
	50%	VITA Tysons Corner Center(c)(f) Tysons Corner, Virginia	2015	2015	399,000
		Total Other Assets			1,859,000
		Grand Total			39,052,000

The Macerich Company
Property Listing
As of September 30, 2026
The Company owned or had an ownership interest in 36 retail centers (including office, hotel and residential space adjacent to these shopping centers), and one community/power shopping center. With the exception of the Centers indicated with footnote (d) in the table above, the underlying land controlled by the Company is owned in fee entirely by the Company, or, in the case of jointly-owned Centers, by the joint venture property partnership or limited liability company.
(a)The Company’s ownership interest in this table reflects its legal ownership interest. See footnotes (a) and (b) in the Joint Venture List regarding the legal versus economic ownership of joint venture entities.
(b)Includes GLA attributable to anchors (whether owned or occupied non-owned) and mall and freestanding stores.
(c)These Centers represent the Company’s Go-Forward portfolio Centers as described in the Path Forward Plan (the “Go-Forward Portfolio Centers”). The Go-
Forward Portfolio Centers are subject to change.
(d)Portions of the land on which the Center is situated are subject to one or more long-term ground leases.
(e)The Company has completed transition of the property to a receiver, but is still the owner on record.
(f)Included in Unconsolidated Joint Venture Centers.
(g)Included in Consolidated Centers.

The Macerich Company
Joint Venture List
September 30, 2026
The following table sets forth certain information regarding the Centers and other operating properties that are not wholly owned by the Company. This list of properties includes unconsolidated joint ventures and consolidated joint ventures. The percentages shown are the effective legal ownership and economic ownership interests of the Company.

Properties	Legal Ownership(a)	Economic Ownership(b)	Joint Venture	Total GLA(c)
Boulevard Shops	50%	50%	Propcor II Associates, LLC	205,000
Broadway Plaza	50%	50%	Macerich HHF Broadway Plaza LLC	994,000
Chandler Fashion Center(d)(e)	50.1%	50.1%	Freehold Chandler Holdings LP	1,413,000
Corte Madera, The Village at	50.1%	50.1%	Corte Madera Village, LLC	503,000
Deptford Mall	51%	51%	Macerich HHF Centers LLC	1,040,000
FlatIron Crossing(f)	51%	51%	Macerich HHF Centers LLC	1,392,000
Hyatt Regency Tysons Corner Center	50%	50%	Tysons Corner Hotel I LLC	290,000
Kierland Commons	50%	50%	Kierland Commons Investment LLC	440,000
SanTan Village Regional Center	84.9%	84.9%	Westcor SanTan Village LLC	1,183,000
Scottsdale Fashion Square	50%	50%	Scottsdale Fashion Square Partnership	1,862,000
Scottsdale Fashion Square-Office	50%	50%	Scottsdale Fashion Square Partnership	124,000
Scottsdale Fashion Square-Hotel	50%	50%	Scottsdale Fashion Square Partnership	245,000
Twenty Ninth Street	51%	51%	Macerich HHF Centers LLC	685,000
Tysons Corner Center	50%	50%	Tysons Corner LLC	1,920,000
Tysons Corner Center-Office	50%	50%	Tysons Corner Property LLC	171,000
Tysons Tower	50%	50%	Tysons Corner Property LLC	547,000
VITA Tysons Corner Center	50%	50%	Tysons Corner Property LLC	399,000
(a)This column reflects the Company’s legal ownership in the listed properties. Legal ownership may, at times, not equal the Company’s economic interest in the listed properties because of various provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses and payments of preferred returns. As a result, the Company’s actual economic interest (as distinct from its legal ownership interest) in certain of the properties could fluctuate from time to time and may not wholly align with its legal ownership interests. Substantially all of the
Company’s joint venture agreements contain rights of first refusal, buy-sell provisions, exit rights, default dilution remedies and/or other break up provisions or remedies which are customary in real estate joint venture agreements and which may, positively or negatively, affect the ultimate realization of cash flow and/or capital or liquidation proceeds.
(b)Economic ownership represents the allocation of cash flow to the Company, except as noted below. In cases where the Company receives a current cash distribution greater than its legal ownership percentage due to a capital account greater than its legal ownership percentage, only the legal ownership percentage is shown in this column. The Company’s economic ownership of these properties may fluctuate based on a number of factors, including mortgage refinancings, partnership capital contributions and distributions, and proceeds and gains or losses from asset sales, and the matters set forth in the preceding paragraph.
(c)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.
(d)This Center has a former Sears store, which was acquired from joint venture partner Seritage Growth Properties and is now wholly owned and controlled by the
Company. The GLA of the former Sears store, or tenants replacing the former Sears store, at this Center is included in Total GLA at the center level.
(e)The joint venture entity was formed in September 2009. Upon liquidation of the partnership or a loan refinancing event, distributions are made in the following order: pro rata 49.9% to the third-party partner and 50.1% to the Company until a 14% internal rate of return on and of certain capital expenditures is received; to the Company until it receives approximately $38.0 million; and, thereafter, pro rata 49.9% to the third-party partner and 50.1% to the Company.
(f)The residential portion under development at this property has an effective legal ownership and economic ownership interest of 43.4%.

The Macerich Company
Net Debt to Adjusted EBITDA
As of September 30, 2026 (Unaudited)
(Dollars in Thousands, at Company's Pro Rata Share)

Total Company's Pro Rata Share of Debt		$6,662,058	(a)
Less: Cash, including joint ventures at the Company's share		(628,945)
Restricted Cash, including joint ventures at the Company's share	$(67,230)
Exclude: Restricted Cash that is not loan cash collateral	41,421
Less: Restricted Cash - loan cash collateral		(25,809)	(b)
Less: Debt for Santa Monica Place (lender-controlled)		(300,000)
Net Debt		5,707,304	(c)

Adjusted EBITDA (trailing twelve months)	$724,752		(d)
Plus: Leasing expenses (trailing twelve months)	59,942		(e)
Plus: EBITDA Impact from investment (gains)/losses on non-real estate investments (trailing twelve months)	9,922		(f)
Plus: Adjustment for acquisitions and dispositions (trailing twelve months)	5,394		(g)
Plus: Other adjustments (trailing twelve months)	(21,138)		(h)
Adjusted EBITDA, as further modified (trailing twelve months)		$778,872
Net Debt to Adjusted EBITDA, as further modified		7.33x	(i)
Net Debt to Adjusted EBITDA, Pro Forma (j)
Net Debt from above		$5,707,304
Less: Net value of unsettled forward equity (j)		(372,284)
Net Debt, adjusted		5,335,020
Adjusted EBITDA from above		$778,872
Net Debt to Adjusted EBITDA, Pro Forma		6.85x	(j)
(a)The debt balances include the unamortized debt discounts and loan finance costs. Debt discounts represent the deficiency of the fair value of debt below the principal value of debt assumed in various acquisitions. Debt discounts and loan finance costs are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. As of September 30, 2026, the Company's pro rata share of unamortized debt discounts and loan finance costs were $20.9 million and $35.9 million, respectively.
(b)Represents Restricted Cash that is held by lenders for various purposes, which effectively serves as cash collateral to the underlying loan until the cash is recouped into liquid resources by the borrower.
(c)Net Debt is a non-GAAP measure which represents Debt less Cash and Restricted Cash. Management believes that the presentation of Net Debt provides useful information to investors because it reviews Net Debt as part of its management of the Company's overall liquidity, financial flexibility, capital structure and financial leverage.
(d)Adjusted EBITDA for the trailing twelve months is calculated as follows:

	Add:	Subtract:	Add:
	For the Nine Months Ended	For the Nine Months Ended	For the Twelve Months Ended	Trailing Twelve Months

	September 30, 2026	September 30, 2025	December 31, 2025	September 30, 2026

Adjusted EBITDA, as reported	$514,019	$531,213	$741,946	$724,752
For a reconciliation of net loss to Adjusted EBITDA for the nine months ended September  30, 2026 and 2025 see page 7 and for the twelve months ended
December 31, 2025, see the Company's Supplemental Information for the fourth quarter on the Company's website.

(e)GAAP provides that leasing costs incurred through outside, external leasing brokers may be capitalized. However, leasing compensation incurred through internally staffed leasing personnel generally may not be capitalized and must be expensed. Management believes adding back these leasing expenses provides useful information to investors because it allows them to more easily compare the Company's results to other REIT's.
(f)The Company holds certain non-real estate investments that are subject to mark to market changes every quarter. These investments are not core to the
Company's business, and the changes to market value and the related gain or loss are entirely non-cash in nature. As a result, the Company believes that the gain or loss on non-real estate investments should be excluded from Adjusted EBITDA.

(g)Represents the net forward EBITDA adjustment to properly account for the trailing twelve-months Adjusted EBITDA for: A) the acquisition of: i) Annapolis Mall;  B)
the dispositions of i) Wilton Mall, ii) SouthPark Mall, iii) Atlas Park, iv) Lakewood Center, v) Valley Mall,  vi) the stand alone parcel at Washington Square in
Petaluma, Ca., vii) the retail strip center at Washington Square in Portland, Oregon, viii) West Acres Mall, ix) Pacific View; and x) other outparcel sales; and C) the loan in default for which the Company anticipates transferring title to the underlying property for Santa Monica Place.
(h)Represents the adjustment for employee severance costs and legal claims settlement income, net.
(i)Net Debt to Adjusted EBITDA, as further modified, is calculated using net debt as of period end divided by Adjusted EBITDA, as further modified, for the twelve months then ended. Management uses this ratio to evaluate the Company's capital structure and financial leverage. This ratio is also commonly used in the
Company's industry, and management believes it provides a meaningful supplemental measure of the Company's overall liquidity, financial flexibility, capital structure and financial leverage.
(j)This assumes the net value of the unsettled forward equity offering is treated as a cash equivalent and reflects 16,100,000 of unsettled shares at an initial forward price of $23.12325 per share, subject to certain adjustments pursuant to the terms of each of the forward sale agreements. Although the Company expects to settle the forward sale agreements entirely by the physical delivery of shares of its common stock for cash proceeds, the Company may also elect to cash settle or net share settle all or a portion of its obligations.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Debt Summary (at Company's pro rata share) (a)

	As of September 30, 2026
	Fixed Rate	Floating Rate	Total

	Dollars in thousands
Mortgage notes payable	$3,953,376	$456,340	$4,409,716
Bank and other notes payable	758,173	—	758,173
Total debt per Consolidated Balance Sheet	4,711,549	456,340	5,167,889
Adjustments:
Less: Noncontrolling interests share of debt from consolidated joint ventures	(33,096)	—	(33,096)
Adjusted Consolidated Debt	4,678,453	456,340	5,134,793
Add: Company’s share of debt from unconsolidated joint ventures	1,513,186	14,079	1,527,265
Total Company’s Pro Rata Share of Debt	$6,191,639	$470,419	$6,662,058

Weighted average interest rate	4.87%	5.84%	4.94%
Weighted average maturity (years)			3.08
(a)The Company’s pro rata share of debt represents (i) consolidated debt, minus the Company’s partners’ share of the amount from consolidated joint ventures
(calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of debt from unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that this measure provides useful information to investors regarding the Company’s financial condition because it includes the Company’s share of debt from unconsolidated joint ventures and, for consolidated debt, excludes the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and presenting its pro rata share of debt in this manner can help investors better understand the Company’s financial condition after taking into account the Company’s economic interest in these joint ventures. The Company’s pro rata share of debt should not be considered as a substitute to the Company’s total debt determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

	As of September 30, 2026
Center/Entity (dollars in thousands)	Maturity Date	Effective Interest Rate (a)	Fixed	Floating	Total Debt Balance (a)
I. Consolidated Assets:
Fashion Outlets of Niagara Falls USA (b)	10/06/26	6.52%	$74,355	$—	$74,355
Fresno Fashion Fair (c)	11/01/26	3.67%	325,000	—	325,000
Los Cerritos Center	11/01/27	5.77%	463,424	—	463,424
Arrowhead Towne Center	02/01/28	6.75%	353,216	—	353,216
SanTan Village Regional Center (d)	07/01/29	4.34%	186,661	—	186,661
Freehold Raceway Mall	11/01/29	3.94%	399,501	—	399,501
Queens Center	11/06/29	5.45%	523,669	—	523,669
South Plains Mall	11/06/29	4.59%	197,827	—	197,827
Kings Plaza Shopping Center	01/01/30	3.71%	521,673	—	521,673
Fashion Outlets of Chicago	02/01/31	4.61%	299,621	—	299,621
The Macerich Partnership, L.P. - Unsecured Exchangeable Senior Notes (e)	08/15/31	2.70%	758,173	—	758,173
Danbury Fair Mall	02/06/34	6.59%	152,691	—	152,691
Victor Valley, Mall of	09/06/34	6.85%	84,116	—	84,116
Washington Square	04/06/35	5.63%	338,526	—	338,526
Total Fixed Rate Debt for Consolidated Assets		4.65%	$4,678,453	$—	$4,678,453
Santa Monica Place (f)	12/09/24	5.34%	$—	$300,000	$300,000
Crabtree Mall (g)	08/06/29	6.72%	—	156,340	156,340
The Macerich Partnership, L.P. - Line of Credit (g),(h)	03/01/30	—	—	—	—
Total Floating Rate Debt for Consolidated Assets		5.81%	$—	$456,340	$456,340
Total Debt for Consolidated Assets		4.75%	$4,678,453	$456,340	$5,134,793
II. Unconsolidated Assets (At Company’s pro rata share):
Twenty Ninth Street (51%) (i)	02/06/26	4.10%	$76,500	$—	$76,500
Kierland Commons (50%)	04/01/27	3.98%	90,149	—	90,149
Scottsdale Fashion Square (50%)	03/06/28	6.28%	349,654	—	349,654
Corte Madera, The Village at (50.1%)	09/01/28	3.53%	103,526	—	103,526
Tysons Corner Center (50%)	12/06/28	6.89%	352,792	—	352,792
Chandler Fashion Center (50.1%)	07/01/29	7.15%	137,417	—	137,417
Tysons Tower (50%)	10/11/29	3.38%	94,811	—	94,811
Broadway Plaza (50%)	04/01/30	4.19%	206,582	—	206,582
Tysons VITA (50%)	12/01/30	3.43%	44,787	—	44,787
Deptford Mall (51%)	05/06/31	7.57%	56,968	—	56,968
Total Fixed Rate Debt for Unconsolidated Assets		5.56%	$1,513,186	$—	$1,513,186
Boulevard Shops (50%)	12/05/28	6.65%	—	11,896	11,896
FlatIron Crossing Residential (43.35%)	09/24/30	6.50%	—	2,183	2,183
Total Floating Rate Debt for Unconsolidated Assets		6.63%	$—	$14,079	$14,079
Total Debt for Unconsolidated Assets		5.57%	$1,513,186	$14,079	$1,527,265
Total Debt		4.94%	$6,191,639	$470,419	$6,662,058
Percentage to Total			92.94%	7.06%	100.00%

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

(a)The debt balances include the unamortized debt discounts and loan finance costs. Debt discounts represent the deficiency of the fair value  of debt below the principal value of debt assumed in various acquisitions. Debt discounts and loan finance costs are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The annual interest rate in the table represents the effective interest rate, including the debt discounts and loan finance costs.
(b)Effective October 6, 2026, the loan is in default. The Company is in negotiations with the lender on the terms of this loan.
(c)Effective November 2, 2026, the loan is in default. The Company is in negotiations with the lender on the terms of this loan.
(d)The property is owned by a consolidated joint venture. The loan amount represents the Company's pro rata share of 84.9%.
(e)These unsecured exchangeable senior notes were issued on August 11, 2026, in an aggregate amount of $775.0 million. The above table includes the unamortized discount and other issuance costs totaling $16.8 million as of September 30, 2026.
(f)The Company has completed transition of the property to a receiver, but is still the owner of record.
(g)The maturity date assumes that all available extension options are fully exercised and that the Company and/or its affiliates do not opt to refinance the debt prior to these dates.
(h)As of September 30, 2026, there were no borrowings outstanding under the credit facility. Unamortized deferred finance costs of $16.4 million, which are netted against balances outstanding or reclassified as an asset when there are no borrowings outstanding on the credit facility, which was the case at September 30,
2026.
(i)Effective February 6, 2026, the loan is in default. The Company's joint venture is in negotiations with the lender on the terms of this loan.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Development and Redevelopment Pipeline Forecast
(Dollars in millions)
As of September 30, 2026
In-Process Developments and Redevelopments:

Property	Project Type	Total Cost (a)(b) at 100%			Ownership %	Pro Rata Total Cost (a)(b)			Pro Rata Capitalized Costs Incurred-to- Date(b)	Expected Opening (a)	Stabilized Yield (a)(b)(c)
FlatIron Crossing Broomfield, CO	Development of luxury, multi-family residential units, new/repurposed retail and food & beverage uses, and a community plaza, and redevelopment of the vacant former Nordstrom store.	$245	—	$265	43.4% and 51% (d)	$125	—	$135	$52	2027/2029 (e)	6.75% - 7.75% (f)
Green Acres Mall Valley Stream, NY	Redevelopment of northeast quadrant of mall property, new exterior shops and façade, approx. 375,000 sf of leasing including new grocery use, redevelopment of vacant anchor building and demolition of another vacant anchor building.	$130	—	$150	100%	$130	—	$150	$82	2026/2027 (g)	10% - 11%
Scottsdale Fashion Square Scottsdale, AZ	Redevelopment of two-level Nordstrom wing with luxury-focused retail and restaurant uses	$84	—	$90	50%	$42	—	$45	$37	2024-2027 (h)	17% - 18%
TOTAL		$459	—	$505		$297	—	$330	$171
(a)Much of this information is estimated and may change from time to time. See the Company's forward-looking disclosure in the Executive Summary for factors that may affect the information provided in this table.
(b)This excludes GAAP allocations of non-cash and indirect costs.
(c)Stabilized Yield is calculated based on stabilized income after development divided by project direct costs excluding GAAP allocations of non-cash and indirect costs.
(d)The Company's ownership percentage in the residential project is expected to be 43.4% until stabilization in 2029 and 51% thereafter. Ownership interest in the balance of the property other than the residential component is 51%.
(e)The community plaza/former Nordstrom is expected to open in 2027, and stabilization is estimated to occur in 2029 for residential and 2030-2031 for retail components.
(f)After considering estimated residential financing, the Company's estimated share of net equity is $70 - $80 million and the Company's estimated levered, stabilized yield is  7.0% - 8.0%.
(g)The majority of tenants are expected to open in 2026 or 2027.
(h)The opening will be in phases which began in 2024. The vast majority of the remaining not yet opened tenants, are expected to be open in 2026, with a few remaining tenants expected to open in early 2027.

The Macerich Company
Corporate Information
Stock Exchange Listing
New York Stock Exchange
Symbol: MAC
The following table shows high and low sales prices per share of common stock during each quarter in 2026, 2025 and 2024 and dividends per share of common stock declared and paid by quarter:

	Market Quotation per Share		Dividends
Quarter Ended:	High	Low	Declared and Paid
March 31, 2024	$17.69	$14.66	$0.17
June 30, 2024	$17.20	$12.99	$0.17
September 30, 2024	$18.33	$13.85	$0.17
December 31, 2024	$22.27	$17.29	$0.17
March 31, 2025	$21.12	$15.71	$0.17
June 30, 2025	$17.94	$12.48	$0.17
September 30, 2025	$18.94	$15.89	$0.17
December 31, 2025	$19.14	$16.03	$0.17
March 31, 2026	$20.93	$17.62	$0.17
June 30, 2026	$25.97	$19.02	$0.17
September 30, 2026	$26.68	$22.00	$0.17
Dividend Reinvestment Plan
Stockholders may automatically reinvest their dividends in additional common stock of the Company through the Direct Investment Program, which also provides for purchase by voluntary cash contributions. For additional information, please contact Computershare Trust Company, N.A. at
877-373-6374.

Corporate Headquarters	Transfer Agent
The Macerich Company	Computershare
401 Wilshire Boulevard, Suite 700	P.O. Box 43006
Santa Monica, California 90401	Providence, RI 02940-3006
310-394-6000	877-373-6374
www.macerich.com	1-781-575-2879 International calls
www.computershare.com
Macerich Website
For an electronic version of our annual report, our SEC filings and documents relating to Corporate Governance, please visit  www.macerich.com.
Investor Relations
Alexandra Johnstone
Vice President, Finance & Investor Relations
Phone: 214-373-5252
IR@macerich.com